Exhibit 4.2

Loan Agreement

Arowana International Limited (ABN 83 103 472 751) (Lender)

VivoPower International Services Limited (Jersey Company Number 121017) (Borrower)

Loan Agreement

Contents

1.	Definitions and Interpretation	2

2.	Loan	4

3.	Interest	4

4.	Repayment of Loan Balance and Interest	4

5.	Events of Default	4

6.	Use of the Loan	5

7.	Notices	5

8.	Governing law and jurisdiction	6

9.	Costs and Stamp Duty	7

Signing Page		8

i

Loan Agreement

Date	10 February 2016

Parties

Name	Arowana International Limited
ABN	83 103 472 751
Description	Lender
Notice details	Level 11, 153 Walker Street North Sydney NSW 2060 Australia Facsimile: +61 2 8083 9804
Email: conorb@arowanaco.com
Attention: Conor Byrne

Name	VivoPower International Services Limited
Jersey Company Number	121 017
Description	Borrower
Notice details	3rd Floor, 37 Esplanade St Helier, Jersey JE2 3QA Facsimile:
Email: Julie-anne.byrne@vivopower.com
Attention: Julie-Anne Byrne

Background

A.	The Lender has agreed to loan the Principal Sum to the Borrower on the terms and conditions set out in this Agreement.

B.	This Agreement is intended to be legally binding and the parties agree to give effect to the arrangements contemplated by it.

Loan Agreement

Agreed Terms

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Act means the Corporations Act 2001 (Cth) as in force from time to time.

Agreement means this agreement and any schedules and annexures attached to this agreement, as amended by the parties in writing.

Business Day means a day on which banks are open for general banking business in Sydney, excluding Saturdays, Sundays or public holidays in Sydney.

Drawdown Date means 10 February 2016.

Event of Default means any of the events or circumstances described in clause 5.2.

Immediately Available Funds means cash, bank cheque or electronic funds transfer.

Interest Rate on any date for the determination of interest under this Agreement, means 6% p.a.

Government Agency means any government or governmental, semi governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Loan means the advances made under clauses 2.1 and 2.2.

Loan Balance means the aggregate of all amounts advanced under clauses 2.1 and 2.2 and not yet repaid by the Borrower to the Lender.

Principal Sum means AU$450,000

Repayment Date means that date which is the last day of the Term, provided that in the event that such date is not a Business Day, the Repayment Date will be the last Business Day prior to that date.

Term means the period of 1 year commencing on the Drawdown Date.

1.2	Interpretation

In this Agreement headings are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

Loan Agreement

(c)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(d)	an expression importing a natural person includes any individual, company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Agreement or that provision;

(f)	an agreement, representation or warranty on the part of or in favour of two or more persons binds or is for the benefit of them jointly and severally;

(g)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(h)	in determining the time of day where relevant to this Agreement, the relevant time of day is the time of day in the place where the party required to perform the obligation is located; and

(i)	a reference to:

(i)

any thing (including any right) includes a part of that thing but nothing in this clause Error! Reference source not found. implies that performance of part of an obligation constitutes performance of the obligation;

(ii)

a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any annexure, exhibit and schedule;

(iii)

a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(iv)	a document (including this Agreement) includes all amendments or supplements to, or replacements or novations of, that document;

(v)	a party to a document includes that party’s executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(vi)	“including”, “for example” or “such as” when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(vii)

“law” includes legislation, the rules of the general law, including common law and equity, and any judgment order or decree, declaration or ruling of a court of competent jurisdiction or governmental agency binding on a person or the assets of that person; and

(viii)	a monetary amount is a reference to Australian dollars.

Loan Agreement

2.	Loan

2.1	The Lender will advance the Principal Sum to the Borrower on the Drawdown Date in Immediately Available Funds.

2.2

The Lender may advance additional sums to the Borrower for time to time as evidenced by the signature of an authorised officer of the Borrower on a schedule of advances substantially in the format of Exhibit A, Schedule of Loan Advances, attached to this Agreement.

2.3	The Loan is unsecured.

3.	Interest

Interest will accrue on a daily basis and compound annually on the outstanding balance of the Loan Balance at the Interest Rate from, and including, the Drawdown Date to, and including, the date on which the Loan Balance is repaid in full.

4.	Repayment of Loan Balance and Interest

4.1	Subject to the provisions of clause 5, the Borrower must repay the Loan Balance and all accrued interest on the Repayment Date.

4.2	Nothing in this Agreement precludes the Borrower from repaying the Principal Sum, the Loan Balance, any accrued interest, or any portion of them earlier than required under this Agreement.

5.	Events of Default

5.1

If an Event of Default occurs, the Lender may declare part or all of the outstanding Loan Balance, and any accrued interest, due and payable within the period set out in a written notice to the Borrower and the Borrower must comply with the terms of that notice.

5.2	For the purposes of this Agreement, each of the following events will be an Event of Default:

(a)	Non-Payment: if the Borrower defaults in the due payment of any amount under this Agreement;

(b)	Insolvency Event: if in respect of the Borrower:

(i)	an application is made to a court for a winding up or bankruptcy order;

(ii)	the appointment of a provisional liquidator, administrator, receiver or similar officer;

(iii)	a receiver, receiver and manager, controller (as defined in the Act), a managing controller (as defined in the Act) is appointed to any part of the Borrower’s property;

Loan Agreement

(iv)

the Borrower enters into or takes any steps for the purpose of entering into any moratorium, composition, arrangement or similar agreement in respect of all or any of its debts with its creditors or any person; or

(v)	the Borrower is or states that it is unable to pay all of its debts as and when they fall due for payment.

(c)

Material Adverse Change: if any situation occurs which in the opinion of the Lender gives it grounds to believe that a material and adverse change in the business or financial condition of the Borrower has occurred or that the ability of the Borrower to perform its obligations under this Agreement has been or will be materially and adversely affected.

6.	Use of the Loan

The Borrower must only use Loan for the purposes of project investment, working capital purposes and to start its business as a holding company, as approved by the Borrower’s board of directors.

7.	Notices

7.1	Notices

(a)	Form of communication

Unless expressly stated otherwise in this Agreement any notice, certificate, consent, request, demand, approval, waiver or other communication (Notice) must be:

(i)	in legible writing and in English;

(ii)	signed by the sender (if an individual) or where the sender is a company, signed by an officer or in accordance with section 127 of the Act; and

(iii)	marked for the attention of and addressed to the addressee.

A Notice can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)	Delivery of Notices

Notices must be hand delivered or sent by prepaid express post (next day delivery), email or facsimile to the addressee’s address for notices specified in notice details in the Parties section of this Agreement or to any other address, email or facsimile number a party notifies to the other parties under this clause.

In this clause 7.1, reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.

(c)	When Notice is effective

Notices take effect from the time they are received or taken to be received under clause (d) below (whichever happens first) unless a later time is specified.

Loan Agreement

(d)	When Notice taken to be received

Notice is taken to be received by the addressee if by:

(i)	delivery in person, when delivered to the addressee;

(ii)	prepaid express post, on the second Business Day after the date of posting;

(iii)	post three Business Days from and including the date of postage; or

(iv)	subject to (e) below, facsimile transmission, at the time shown in the transmission report generated by the machine from which the facsimile was sent; and

(v)

subject to (e) below, electronic mail (e-mail), four hours after the sent time (as recorded on the sender’s e-mail server), unless the sender receives a notice from the recipient’s email server or internet service provider that the message has not been delivered to the recipient.

(e)	Legible Notices and receipt outside business hours

(i)

A facsimile transmission or e-mail is regarded as legibly received unless the addressee telephones the sender within twenty four hours after the transmission or e-mail is received or regarded as received under clause 7.1(d) and informs the sender that it is not legible.

(ii)

Despite clauses 7.1(c) and (d), if a Notice is received or taken to be received under this clause 7.1 after 4:00pm in the place of receipt or on a non-Business Day, it is taken to be received at 9:00am (recipient’s time) on the following Business Day and take effect from that time unless a later time is specified in the Notice.

7.2

A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 (two) hours after the transmission is received or regarded as received under clause 7.1(c) and informs the sender that it is not legible

7.3

In this clause 7, reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.

8.	Governing law and jurisdiction

(a)	This Agreement is governed by the laws of New South Wales.

(b)

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New South Wales and any courts which have jurisdiction to hear appeals from any of those courts in respect of any proceedings in connection with this Agreement.

(c)

Each party waives any right it has to object to an action being brought in the courts of New South Wales including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

Loan Agreement

9.	Costs and Stamp Duty

(a)	Each party will pay their own costs in relation to the negotiation, finalisation and execution of this Agreement.

(b)	The Borrower must pay any stamp duty of and incidental to this Agreement.

Loan Agreement

Signing Page

Executed as an Agreement

SIGNED by Arowana International Limited (ABN 83 103 472 751) under delegated authority from the Board by its properly authorised Chief Financial And Operating Officer: /s/ Conor Byrne
Signature of authorised signatory Conor Byrne
Print Full Name of Signatory

SIGNED by VivoPower International Services Limited (Jersey Company Number 121 017) by two Directors or a Director and Secretary in accordance with s.127 of the Corporations Act 2001:

/s/ Philip Michael Broomhead

Signature of Director Philip Michael Broomhead	Signature of Director/Secretary*
Print Full Name of Signatory	Print Full Name of Signatory * Delete whichever does not apply

Loan Agreement

Exhibit A – Schedule of Loan Advances

Advance Date	Amount	Principal Balance	Interest (Cumulative)

Arowana International Limited

Dated this the ________ day of ____________ 2016

GG.Received and acknowledged by the Borrower, VivoPower International Services Limited
HH.
II.Signature of Authorised Representative
JJ.
KK.Name of Authorised Representative
LL.
MM.Title of Authorised Representative

Dated this the ________ day of ____________ 2016